Exhibit 10.10

SEVERANCE AGREEMENT AND RELEASE

This Full and Final General Release (referred to herein as “Agreement”) dated October 23, 2020 (“Effective Date”) is made and entered into by LEONARDO RIERA (“Consultant”) and MEDICINE MAN TECHNOLOGIES, INC. (MMT) DBA SCHWAZZE, a corporation duly organized under the laws of the state of Nevada and having its principal place of business at 4880 Havana Street, Suite 201 South, Denver, Colorado 80239 (hereinafter referred to as the “Contractor” “MMT” “Schwazze” or “the Company”). The parties to this Agreement are referred to collectively herein as the “Parties” or individually as a “Party” to this Agreement.

RECITALS

WHEREAS Consultant has been contracted by the Company since February 2020 and has served as consultant and Board Member of the Company since June of 2019;

WHEREAS Consultant and the Company desire to mutually agree to terminate Consultant’s contractual relationship pursuant to Section 8(b) of Consultant’s February 15, 2020 Agreement;

WHEREAS Consultant has been a member of the Company’s Board of Directors (“Board”) since 2019;

WHEREAS Consultant and the Company desire to mutually agree to terminate Consultant’s service on the Company’s Board of Directors;

WHEREAS the effective date (“Effective Date”) of this Agreement will commence immediately upon the expiration of the seven-day revocation period described in Paragraph 18 below; and

AGREEMENT

NOW, THEREFORE, for and in consideration of the premises, agreements, covenants and conditions contained herein, the adequacy and sufficiency of which are hereby expressly acknowledged, Consultant agrees as follows:

1.	SEPARATION AND ACCRUED WAGES

A.            Consultant’s active contractual relationship with the Company ended on October 1, 2020 (“Separation Date”). The Company reimbursed Consultant for all approved expenses made on behalf of the Company. Consultant agrees that upon receipt of his final payment , Consultant has received all wages, bonus, and benefits owed to him by the Company.

B.             Subject to the approval of the board, having previously been negotiated and approved in good faith with the CEO and Chairman, Mr. Riera will receive fifty thousand value in shares of common stock for his board service, which shall be delivered to Consultant within five days of board approval. The Company requires that Mr. Riera continue his Board services on the special committee and on the Board up to January 31st. 2021, but could end his service sooner at the sole discretion of the Chairman. Mr. Riera will continue to exercise his fiduciary and loyalty duties to the Company while remaining on the Board.

C.             Consultant will execute a letter of resignation from his role on the Board, effective immediately but exercisable by the Company at its sole discretion. A copy of Consultants’ resignation letter is herein attached as Exhibit A.

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2.	Payment AND TAX Liability

A.       In consideration for the covenants undertaken and releases given herein by Consultant, and provided that Consultant executes and does not revoke this Agreement, is not in breach or default of this Agreement, and has performed all of his obligations under this Agreement, the Company agrees that it shall provide Consultant with the following:

(i) Severance Payment: One Hundred and Fifty Thousand Dollars ($150,000.00), that will be payable in four payments: a lump sum of Fifty Thousand Dollars ($50,000.00) on October 26, 2020, a lump sum of Fifty Thousand Dollars ($50,000.00) on November 16, 2020, a lump sum of Twenty Five Thousand Dollars ($25,000.00) on November 30, 2020, and a lump sum of Twenty Five Thousand Dollars ($25,000.00) on December 15, 2020.

(ii) Interim cash payment and assistance with moving expenses: The Company has agreed to advance Consultant three payments of $10,000.00 each to assist Consultant in covering living expenses while consultant remains in Denver for the months of November 2020, December 2020 and January 2021. These payments shall be made on November 20, December 20, and January 20, plus $10,500.00 for moving expenses back to Florida that shall be paid together with the December 2020 payment.

(iii) Subject to approval by the Board, having previously been negotiated and approved in good faith with the CEO and Chairman, the Company shall grant Consultant the option to purchase three hundred and twenty-five thousand (325,000) shares of the Company’s common stock, which shall vest immediately upon their issuance, subject to the terms and conditions set forth in a Stock Option Agreement and the Company’s 2017 Equity Incentive Plan (hereafter collectively referred to as the “Stock Option Agreements”), which are set forth in Exhibit B and incorporated by reference herein. The strike price shall be set at $1.17 which was the strike price on the Date of Separation.

B.             Consultant shall be responsible for any and all tax liabilities resulting from the payments that are being provided by the Company to Consultant, as outlined above.

This consideration is over and above all payments due, and Consultant agrees that he is not otherwise entitled to receive a severance sum from the Company and that the severance sum is above and in addition to all wages owed to him. Consultant further agrees that the consideration set forth above constitutes the entire consideration provided to her under this Agreement and that he shall not seek any further compensation or consideration (including additional stock options) from the Releasees (defined below) for claimed damages, costs, or attorneys’ fees in connection with any claim released here.

3.	General Release

A.            In exchange for the payment described in Paragraph 2A and the other promises contained herein, Consultant and the Company hereby forever release and discharge the other Party, its affiliates, owners, predecessors, successors, parents, subsidiaries, divisions, heirs, assigns, executives, present and former representatives, present and former Consultants, consultants, agents, insurers and attorneys from any and all claims, federal or state actions, appeals, demands, causes of action, liabilities, damages, interest, attorneys’ fees and expenses whatsoever, whether in law or equity or otherwise, and whether known or unknown.

All of the released entities described above are collectively referred to as the “Releasees.”

This release includes, but is not limited to, all claims, demands, federal or state administrative actions, appeals, and causes of action arising out of or in any way related to: (a) all federal, state, and local laws, including, without limitation, the following federal and state statutes, as amended, and their corresponding regulations: the Americans with Disabilities Act Amendments Act of 2008 and any subsequent amendments, the Civil Rights Act of 1991, the Civil Rights Acts of 1866 and 1871, 42 U.S.C. § 1981, 42 U.S.C. § 1983, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967 and any subsequent amendments, the Fair Labor Standards Act, the Consultant Retirement Income Security Act, the Americans with Disabilities Act of 1990, the Equal Pay Act of 1963, the Family and Medical Leave Act of 1993 and any subsequent amendments, the National Labor Relations Act, the Labor Management Relations Act, the Occupational Safety and Health Act of 1970, the Older Workers Benefit Protection Act of 1990, the Rehabilitation Act of 1973t; and (b) any claim or action under the common law of the State of Colorado including but not limited to, any claim for compensation, damages, tort, breach of express or implied employment contract, breach of duty of good faith, discrimination, intentional interference with contractual relations, fraud, misrepresentation, outrageous conduct, slander, libel, negligent and/or intentional infliction of emotional distress, violation of public policy, negligent supervision, assault, battery, breach of contract, implied breach of good faith and fair dealing, promissory estoppel, wrongful discharge, harassment, or retaliation, and for any other damages or injuries incurred on the job; and (c) any claim under the constitution of the United States or the State of Colorado; in relation to Consultant’s employment or incurred as a result of loss of employment. However, nothing in this Agreement including but not limited to the release of claims, proprietary information, confidentiality, and non-disparagement provisions, prevent Consultant from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the EEOC, NLRB or any other any federal, state or local agency charged with the enforcement of any laws, or from exercising Consultant’s rights under Section 7 of the NLRA to engage in joint activity with other Consultants, although by signing this release Consultant is waiving rights to individual relief based on claims asserted in such a charge or complaint, except where such a waiver of individual relief is prohibited.

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B.             Released Claims. The claims, charges, causes of actions, appeals, demands, losses, damages, attorneys’ fees, expenses, costs and liabilities released in Paragraph 3A shall be referred to collectively herein as the “Released Claims.”

4.	PROMISE NOT TO PROSECUTE

Consultant and the Company further agree that they shall not, at any time hereafter, commence, maintain or prosecute any action, suit, proceeding, investigation, complaint, claim, grievance or charge with any court, administrative agency, arbitrator or any other body or person, whether Federal, State, contractual or otherwise, or aid or assist others in prosecuting such action, suit, proceeding, investigation, complaint, claim, grievance or charge on their behalf, except in response to governmental agency or court inquiries or as compelled by legal process, against the other, or any of them, based in whole or in part upon, or arising out of or in an way connected with, any of the claims released or any of the matters referred to in this Agreement. Consultant and the Company further agree to indemnify each other and hold the other Party harmless from and against any and all claims, demands, causes of action, damages or liability of any kind, including the cost of defense and reasonable attorneys’ fees arising out of or in connection with, any action, suit, proceeding, investigation, complaint, claim, grievance or charge commenced, maintained, or prosecuted by them contrary to the terms of this Agreement.

5.	Release IncludeS Unknown Claims

A.           The Parties understand and agree that the Released Claims are intended to and do include any and all claims of every nature and kind whatsoever, whether known, unknown, suspected, or unsuspected.

B.            The Parties further acknowledge that they may hereafter discover facts different from or in addition to those that they now know or believe to be true with respect to the Released Claims and agree that, in such event, this Agreement shall nevertheless be and remain effective in all respects, notwithstanding such different or additional facts, or the discovery thereof.

C.            The Parties represent and acknowledge (i) that they have conducted whatever investigation was deemed necessary to ascertain all facts and matters related to this Release; (ii) that they have had the opportunity to consult with and to receive advice from legal counsel concerning this Release; and (iii) that they are not relying in any way on any statement or representation by the other party or that party’s attorneys, except as expressly stated herein, in reaching his decision to enter into this Agreement.

6.	No Assignment or Transfer of Released Claims

The Parties represent and warrant that they have not assigned, transferred, or hypothecated, or purported to assign, transfer, or hypothecate, to any person, firm, corporation, association, or entity whatsoever any of the Released Claims.

7.	No Admission of Liability

Consultant and the Company understand and agree that this Agreement is a release of any disputed claims and does not constitute an admission of liability on the part of any of the Parties, as to any matters whatsoever and that the Parties intend by this Agreement to avoid further proceedings and buy peace. The Parties specifically deny liability for any harm allegedly suffered by the other Party.

8.       RETURN OF PROPERTY AND RECORDS

Consultant agrees to return all property belonging to the Company that Consultant has in his possession. Consultant understands that he is not entitled to keep or preserve records of the Company. This prohibition does not include any relevant Consultant files or records of Consultant.

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9.       Confidentiality

A.            Consultant agrees he will keep this Agreement confidential, and that the Agreement and its terms and conditions, including the fact of Release and the facts and circumstances underlying any potential claims, shall not be discussed with, or revealed to, any person other than Consultant’s spouse, attorneys, accountants, or tax or financial advisors, except as otherwise required by law or by order of a court. Consultant agrees that if he discusses or reveals the terms or conditions of the Release to or with any of the aforementioned persons or entities, he will instruct those persons or entities that the terms and conditions of the Agreement are confidential, and that such persons or entities shall be under the same confidentiality obligations as to Consultant and the Company. Consultant understands and agrees that confidentiality is a material provision of this Agreement.

B.            Company agrees it will keep this Agreement confidential, and that the Agreement and its terms and conditions, including the fact of Release and the facts and circumstances underlying any potential claims, shall not be discussed with, or revealed to, any person other than Company’s Board of Directors, attorneys, accountants, tax or financial advisors or those required for processing the payment described above in Paragraph 2, except as otherwise required by law or by order of a court. Company agrees that if it discusses or reveals the terms or conditions of the Release to or with any of the aforementioned persons or entities, it will instruct those persons or entities that the terms and conditions of the Agreement are confidential, and that such persons or entities shall be under the same confidentiality obligations as to Consultant and the Company. Company understands and agrees that confidentiality is a material provision of this Agreement.

10.           non-disparagement

A.            Consultant and the Company agree not to make any statements to any third party that disparages the Company, Consultant, or other Releasees. Nothing in the foregoing sentence, however, is intended to nor shall it be construed to prevent Consultant from making true statements to a third party pursuant to a valid subpoena or under oath and penalty of perjury in a deposition or other court proceeding. Consultant and the Company understand and agree that non-disparagement is a material provision of this Agreement.

11.           COOPERATION

Consultant and the Company agree to cooperate with each other with respect to the prosecution and/or defense of legal claims which arose during Consultant’s tenure as a Consultant of the Company, or which relate to events which occurred during Consultant’s tenure as a Consultant of the Company or to which Consultant has any information. Such cooperation shall include, but is not limited to, making each other available for interview by each other and/or its counsel, reviewing and/or identifying documents, giving testimony and/or testifying at trial, and further that the Parties shall immediately notify the each other in writing if a Party to this Agreement is ever subpoenaed or otherwise requested to testify in any matter involving the other Party..

12.           NON-COMPETE AND NON-SOLICITATION

Consultant acknowledges that the business and products of Company as embodied in Company’s Confidential Information are unique and of significant importance to the commercial viability and continuity of Company, as well as providing Company with a significant competitive advantage and as a result, Consultant agrees:

A.	Non-Compete. Consultant covenants and agrees that for one (1) year after the Effective Date of this Agreement that Consultant will not, directly or indirectly, anywhere in the states in which Company operates or is contemplating operating, provide consulting services on behalf of any business that is competitive with Company.

B.	Non-Solicitation of Employees. Consultant covenants and agrees that for one (1) year after the Effective Date of this Agreement that Consultant shall not, directly or indirectly, employ, solicit, recruit, or encourage for employment, or otherwise contract for or hire, the services of any individual who is then an employee of the Company or who was an employee of the Company within the previous twelve (12) months of the Effective Date.

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C.

NonSolicitation of Customers, Customer Prospects and Vendors. Consultant covenants and agrees that for one (1) year after the Effective Date of this Agreement that Consultant shall not, directly or indirectly, solicit any person or entity who paid or engaged the Company for services, or who received the benefit of Company’s services, or with whom Consultant had any substantial dealing with. This Section also applies to assisting any employer or other third party in the non-solicitation of customers, customer prospects and vendors. Consultant shall not, directly or indirectly, disclose to any person, firm or corporation the names or addresses of any of the customers or clients of the Company or any other information pertaining to them. Consultant shall not call on, solicit, take away, or attempt to call on or solicit any customer of the Company with whom Consultant has personally knowledge of.

13.           parties to bear their own costs

Consultant understands that he and the Company will each bear their own costs, expenses, and attorneys’ fees, if any, in relation to this Agreement.

14.           REPRESENTATIONS

Each signatory hereto warrants that s/he/it is legally competent and/or authorized to execute this Agreement and has not relied on any statements or explanations in connection therewith. Moreover, each party hereby acknowledges that s/he/it has been afforded the opportunity to be advised by legal counsel regarding the terms of this Agreement, including the release of all claims and waiver of rights.

15.           KNOWLEDGE, CAPACITY, AND AUTHORITY

Consultant represents and warrants that he had the opportunity to have counsel explain the contents of this Agreement to him. Consultant represents that he understands the contents of this Agreement and that he executed it knowingly and voluntarily and understands that after executing it he cannot proceed against any Releasee on account of the matters referred to herein. Each party to this Agreement represents and warrants that s/he/it has the authority and capacity to execute this Agreement.

16.           Modification

No provision of this Release may be changed, altered, modified or waived except in writing signed by both Consultant and the Company or other Releasees, which writing shall specifically reference this Release and the provision that the parties intend to waive or modify.

17.           NON-WAIVER

No provision of this Agreement may be waived unless in writing and signed by all the parties to this Agreement. Waiver of any one provision shall not constitute waiver of any other provision. A delay of failure by either party to exercise a right under this Agreement, or a partial or single exercise of that right, shall not constitute a waiver of that or any other right herein.

18.           Severability

In the event any provision of this Agreement should be held to be unenforceable, each and all of the other provisions of this Agreement shall remain in full force and effect.

19.           WAIVER OF CLAIMS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT

The Severance Sum is intended in part as consideration for Consultant’s release and waiver of any and all claims under the ADEA. Consultant should consult with his attorneys about this release and waiver before executing this Agreement. Further, Consultant has twenty-one (21) calendar days from her receipt of this Agreement to consider the release and waiver of any and all claims (including those arising under the ADEA), and, for a period of seven (7) calendar days following execution of the Agreement by him, Consultant may revoke this release and waiver in a writing received by counsel for the Company on or before the expiration of the seven (7) calendar day period. This Agreement shall not become effective or enforceable until the seven (7) calendar day revocation period set forth herein has expired without Consultant having exercised her right of revocation (defined herein as the “Effective Date”). Notice should be sent in writing to the following: Daniel Pabon, Medicine Man Technologies, Inc. 4801 Havana Street, Suite 201, Denver, Colorado 80239.

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20.           Applicable Law

This Agreement shall be construed and enforced according to the laws of the State of Colorado.

21.           Counterparts Acceptable

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

22.           ENTIRE AGREEMENT

Consultant acknowledges that this Release constitutes a full, final, and complete settlement of the parties’ differences and supersedes and replaces any and all other written or oral exchanges, agreements, understandings, employment contracts, arrangements, or negotiations between or among them relating to the subject matter hereof; and Consultant affirmatively represents that there are no other prior or contemporaneous exchanges, agreements, representations, arrangements, or understandings, written or oral, between or among the parties relating to the subject matter hereof other than that as set forth herein, and that this Release contains the sole and entire Release between them with respect to the subject matter hereof. Consultant further acknowledges and agrees that any language proposed for, deleted from, or otherwise changed in any drafts of this Release but not included herein shall not be considered in any way in the interpretation and application of this Release and shall not in any way affect the rights and obligations of Consultant, the Company, or Releasees.

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PLEASE READ CAREFULLY.

THIS AGREEMENT INCLUDES A RELEASE OF ALL CLAIMS KNOWN AND UNKNOWN.

I, Leonard Riera, ACKNOWLEDGE THAT I HAVE READ THIS RELEASE, THAT I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING THIS RELEASE, AND THAT I UNDERSTAND ALL OF THIS AGREEMENT’S TERMS AND EXECUTE THE AGREEMENT VOLUNTARILY WITH FULL KNOWLEDGE OF ITS SIGNIFICANCE AND CONSEQUENCES. CONSULTANT ACKNOWLEDGES THAT HE HAD SEVEN DAYS TO DECIDE IF HE WANT TO SIGN THIS AGREEMENT.

IN WITNESS WHEREOF, the Parties have executed this Agreement have set their hands the day and year set forth below their respective signatures.

/s/ Leonardo Riera
Date: 10/23/2020

Medicine Man Technologies, Inc. dba Schwazze

/s/ Justin Dye
By: Justin Dye	Date: 10/23/2020
Title: CEO

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Exhibit A

________________, 2020

Executive Chairman and CEO Justin Dye

Directors of Medicine Man Technologies, Inc. dba Schwazze

4880 Havana Street Ste 201

Denver, CO 80239

Re:           Resignation of Membership on Medicine Man Technologies, Inc. dba Schwazze Board of Directors

Dear Mr. Dye:

Please let this letter serve as notice that for personal reasons I have decided to resign as a Member of the Board of Directors of Medicine Man Technologies, Inc dba Schwazze. My resignation shall be effective at any time between the current date and no later than January 31, 2021, at the discretion of the Chairman of the Board. Until such time that my resignation to the Board becomes effective by means of written notification by the Chairman, I will continue to serve, at his request, as Director and as member of the Special Committee that is evaluating financing options in the form of preferred shares.

I have greatly enjoyed my time in Denver and as member of the Board of Schwazze. I am proud of the work we have done, and wish Schwazze all the best in the future.

Sincerely,

Leonardo Riera

Accepted on _____________________________.

_______________________________________

Medicine Man Technologies, Inc. dba Schwazze

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Exhibit B

Stock Option Agreement

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